ASTRAZENECA AND PALATIN TECHNOLOGIES ANNOUNCE
WORLDWIDE COLLABORATION TO DISCOVER, DEVELOP AND
COMMERCIALISE OBESITY COMPOUNDS

London and Cranbury, NJ — January 31, 2007 — AstraZeneca and Palatin Technologies (AMEX: PTN) today announced an exclusive global licensing and research collaboration agreement to discover, develop and commercialise small molecule compounds that target melanocortin receptors.

The collaboration is based on Palatin’s melanocortin receptor Obesity programme and includes access to compound libraries, core technologies and expertise in melanocortin receptor drug discovery and development. A near term objective of the collaboration is to finalise selection of a lead drug candidate for clinical evaluation. Data accumulated from genetic, pharmacological and physiological studies identify the central melanocortin system as a key regulator of energy homeostasis. This offers significant potential for the development of novel treatments for obesity, diabetes and metabolic syndrome.

Under the terms of the agreement, Palatin will receive an upfront payment of $10 million from AstraZeneca and is eligible for milestone payments totalling $300 million, with up to $180 million contingent upon development and regulatory milestones and the balance on achievement of sales targets, together with the payment of stepped royalties on product sales to double digit rates, dependent on sales achieved. AstraZeneca will assume responsibility for product commercialisation, product discovery and development costs, with both companies contributing scientific expertise in the research collaboration.

Jan Lundberg, Executive Vice President, Discovery, AstraZeneca, said; “This agreement supports our commitment to discovering and developing innovative medicines in the diabetes and obesity areas. Obesity and its related indications are an area of strategic importance and this novel approach afforded by targeting melanocortin receptors has the potential to become one of the leading treatment modalities of obesity. The deal is an example of us accessing the best science outside AstraZeneca and also fits with our recent decision to re-focus disease research with diabetes/obesity now one of the priority areas.”

“Obesity is increasing at an alarming rate and is a primary factor behind the growing prevalence of type 2 diabetes, cardiovascular disease, and certain cancers,” said Dr. Trevor Hallam, Executive Vice President, Research and Development of Palatin. “We have made considerable progress with the pre-clinical development of our melanocortin receptor-based programmes, especially in the obesity area and we are quite excited to take this programme to the next level with a world-class organisation like AstraZeneca.”

“This collaboration with AstraZeneca points to the progress we have made with our melanocortin receptor obesity programme and the potential of melanocortin receptors as targets for obesity. It recognises the value Palatin has built and provides the necessary resources to advance the programme. AstraZeneca has a long-standing record of achievement in drug development and commercialisation and their global leadership in relevant therapeutic areas makes them the ideal party to maximise the potential of our obesity programme,” stated Carl Spana, Ph.D. Palatin’s President & Chief Executive Officer. “This collaboration highlights the potential of our internal research and development capabilities.”

About Obesity

The rate of obesity, a chronic disease in which a person’s body weight is seriously greater than is considered healthy, has substantially increased over the past decade — impacting millions of people worldwide — and is expected to continue to grow. Today, over 1.1 billion adults and over 150 million children worldwide are overweight, with over 300 million adults categorised as obese. According to the American Obesity Association, obesity is the second leading cause of preventable death after smoking and nearly one-third of adults in the United States are obese. Obesity is associated with a number of serious conditions such as heart disease, stroke, cancer, high blood pressure, and diabetes. Americans spend almost $120 billion on medical and related costs of obesity according to the U.S. Surgeon General. Developing an effective therapeutic to address this serious condition could help save billions of dollars as well as millions of lives.

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare services. It is one of the world’s leading pharmaceutical companies with healthcare sales of $23.95 billion and leading positions in sales of gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infection products. AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index. For more information about AstraZeneca, please visit: http://www.astrazeneca.com

About Palatin Technologies, Inc.

Palatin Technologies, Inc. is a biopharmaceutical company focused on discovering and developing targeted, receptor-specific small molecule and peptide therapeutics. The Company’s lead product candidate, bremelanotide, is currently in Phase II clinical trials for both male and female sexual dysfunction. The Company’s internal research and development capabilities, anchored by its proprietary MIDAS™ technology, are fuelling product development. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximise their commercial potential. To date, the Company has entered into collaborations with AstraZeneca, King Pharmaceuticals and Tyco Healthcare Mallinckrodt. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

Forward-looking Statements

Statements about the Company’s future expectations, including statements about its development programs, proposed indications for its product candidates, pre-clinical activities, marketing collaborations, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various reasons, including, but not limited to the Company’s ability to fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to recommence marketing and gain commercial acceptance of NeutroSpec®, ability to protect its intellectual property, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company is not responsible for updating for events that occur after the date of this press release.

For further information contact:

AstraZeneca Media Enquiries:
Edel McCaffrey, Tel: +44 (0) 207 304 5034
Steve Brown, Tel: +44 (0) 207 304 5033

AstraZeneca Investor Enquiries:
Mina Blair, Tel: +44 (0) 207 304 5084
Jonathan Hunt, Tel: +44 (0) 207 304 5087
Karl Hard, Tel: +44 (0)20 7304 5322
Ed Seage, Tel: +1 302 886 4065
Jorgen Winroth, Tel + 1 212 579 0506

Palatin Technologies Investor Inquiries:
Stephen T. Wills, CPA, MST
EVP-Operations / Chief Financial Officer
Tel: (609) 495-2200
info@palatin.com

Palatin Technologies Media Inquiries:
Carney Noensie, Burns McClellan
Tel: (212) 213-0006
cnoensie@burnsmc.com